Revised as of September 21, 2006

Alan Colowick, M.D.

Dear Alan:

On behalf of Geron Corporation ("Geron"), I am pleased to extend you an offer of employment as President, Oncology. This is a corporate officer, regular full-time, exempt position, reporting directly to me. You will have direct responsibility for the strategic direction and day-to-day operations of the Oncology Business Unit at Geron, and will work with me to build a profitable oncology business. Your initial direct reports will be Melissa Kelly-Behrs, and Dr. Larry Elias, and you will be a member of the Geron Operating Committee – the strategy-setting body of the Company. Your annual salary will be $425,000 which will be paid on a semi-monthly basis.

In addition, you will be granted options to purchase two hundred thousand (200,000) shares of Geron common stock at an exercise price equal to the fair market value of such shares at the date the options are granted. According to our 2002 Equity Incentive Plan, the options will be granted on the third Wednesday of the month following your start date. The vesting schedule is as follows: 12.5% of the options will vest after your first six months of employment, with the remainder vesting monthly over the following 42 months. You will be asked to sign a Stock Option Agreement, and the terms of your options will be governed in all respects by the terms of the Stock Option Agreement and Equity Incentive Plan.

Should you agree to a start date on or prior to October 16, 2006, you will be granted 40,000 shares of Geron common stock, 25% vesting after one year of employment, the remainder after your second year. Additionally, you will be paid a $100,000 sign-on/retention bonus, repayable to the Company should you cease full-time employment at Geron within two (2) years of your start date.

As a regular full-time employee you are eligible to participate in the company’s medical, dental, vision, life insurance, and long-term disability insurance programs. You may also sign up to participate in our 401(k) Retirement Savings Plan and our Employee Stock Purchase Plan.

You will also be eligible to participate in the company’s incentive bonus program. This is a variable and discretionary program, generally considered at the end of each year. It is tied to the achievement of certain performance goals established for the Company and each individual. The total bonus pool generated for distribution, if any, is determined at the discretion of the Geron Board of Directors and then distributed based on individual and company performance. Your maximum potential bonus is 40% of your base salary. We will agree not to prorate your annual bonus based upon your start date.

As a condition of employment, you must agree to the terms of and sign the enclosed Proprietary Information and Inventions Agreement. Please sign page 4 and Exhibit A of the Agreement and return it with this letter. You will also be obligated to comply with all company policies and procedures. We will arrange a new-employee orientation for you shortly after your arrival.

In accordance with Federal Law, all new employees are required to present evidence of their eligibility to be employed in the United States. Accordingly, we request that you provide us with a copy of an appropriate document for this purpose within 72 hours of your employment date. This may be a birth certificate, a passport, a visa or driver’s license and social security card.

Your employment is “at will”. You or the Company may terminate employment at any time with or without cause, with or without notice. This letter, when signed by you, will constitute the complete agreement between Geron and you respecting the duration of your employment and the initial terms of the position, and supersedes all prior negotiations and agreements pertaining to the position, whether written or oral. No special or implied conditions or terms of employment and no amendment to the at-will nature of your employment will be binding unless made in writing and signed by the CEO of the Company and you.

If this arrangement is acceptable to you, please indicate your acceptance by returning a signed copy of this offer letter and the Proprietary Information and Inventions Agreement to Human Resources. This offer of employment will expire on October 1, 2006 unless accepted prior to that date.

Sincerely,

/s/ Thomas B. Okarma

Thomas Okarma, Ph.D., M.D.
President, CEO

Enclosures

AGREED AND ACCEPTED:

/s/ Alan Colowick
Alan Colowick, M.D.

Date:	9/21/06
Start Date:	10/16/06